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                  AURORA ELECTRONICS, INC. AND SUBSIDIARIES           Exhibit 11
                      COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share data)

                                           Year Ended                 Year Ended
                                       September 30, 1995         September 30, 1994
                                    ------------------------   ------------------------
                                    Primary    Fully Diluted   Primary    Fully Diluted
                                    -------    -------------   -------    -------------
Net income (loss)                  $(15,030)     $(15,030)     $(6,518)     $(6,518)

Add: Interest expense, net of
income tax, on debenture due
2001 and Promissory Notes
due 1997                                --            --           --           --
                                   --------      --------      -------      -------
Adjusted net earnings (loss)       $(15,030)     $(15,030)     $(6,518)     $(6,518)
                                   ========      ========      =======      =======

Adjusted Number of Common Shares

Weighted average shares
outstanding                           7,445         7,445        7,110         7,110

Incremental shares for exercise
of stock options and warrants
and common stock issuable               934           934          381           381

Weighted average shares issuable
upon conversion of Debenture due
2001 and Promissory Notes due
1997                                     --            --           --            --
                                   --------        ------      -------      --------

Adjusted number of common
shares                                8,379         8,379        7,491         7,491
                                   ========       =======      =======      ========

Net earnings (loss) per common
shares                             $  (1.79)     $  (1.79)      $(0.87)     $  (0.87)
                                   ========      ========        ======      ========
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